Exhibit 99.1

NEOGENOMICS, INC.

PRESS RELEASE

FOR IMMEDIATE RELEASE

NeoGenomics Reports 181% Increase in Adjusted EBITDA on 38% Revenue

Growth and Achieves Profitability in 2012

Provides Financial Outlook for 2013

Ft. Myers, Florida - February 14, 2013 - NeoGenomics, Inc. (NASDAQ: NEO), a leading provider of cancer-focused genetic testing services today reported its results for the fourth quarter and full year 2012

Fiscal Year 2012 Highlights:

•	50% Test Volume Growth

•	38% Revenue Growth

•	181% Increase in Adjusted EBITDA

•	Net Income of $65K, or $0.00 per Share

Revenue for the full year 2012 was $59.9 million, a $16.4 million or 38% increase over 2011 revenue of $43.5 million on test volume growth of 50%. Average revenue-per-test decreased by 8% as a result of the expiration of the TC Grandfather Clause on June 30th, which resulted in the loss of approximately $2.6 million of revenue in the second half of the year. Despite this major regulatory change, gross margin improved slightly to 44.8% on a full-year basis from 44.7% in 2011. Total operating expenses increased by 29% from 2011, primarily as a result of a $1.7 million increase in R&D expenditures related to new test development, as well as increased personnel, depreciation and bad debt expense associated with the revenue growth. As a percentage of revenue, operating expenses improved to 42.8% in 2012 from 45.6% in 2011. Net income for 2012 was $65,000 or $0.00 per share versus a net loss of $1.2 million or ($0.03) per share in 2011. Adjusted EBITDA for the year improved by $3.9 million or 181% to $6.0 million from $2.1 million in 2011.

Fourth Quarter 2012 Highlights:

•	35% Test Volume Growth

•	16% Revenue Growth

•	36% Increase in Adjusted EBITDA

•	Net Loss of $113K, or ($0.00) per Share

Revenue for the fourth quarter 2012 was $14.9 million, a $2.0 million or 16% increase over fourth quarter 2011 revenue on test volume growth of 35%. Gross profit increased to $6.5 million, a 10% increase from the fourth quarter 2011. Total operating expenses increased by $780,000 or 14% from last year’s fourth quarter, primarily as a result of a $320,000 increase in R&D expenditures related to new test development and increased personnel and depreciation expense. Net loss for the quarter was ($113,000), or ($0.00) per share, versus net income of 152,000, or $0.00 per share in last year’s fourth quarter. Adjusted EBITDA improved 36% to $1.4 million versus $1.1 million in the prior year.

Douglas M. VanOort, the Company’s Chairman and CEO commented, “We are very proud of our full-year 2012 results. Our industry-leading 50% growth in test volume indicates that we are clearly winning market share. Although the TC Grandfather expiration reduced revenue by $2.6 million in the second half of the year, we were still able to increase revenue by $16 million or 38% versus 2011 with just 18 sales representatives. As importantly, productivity and process improvements allowed us to grow Adjusted EBITDA by 181% versus 2011, or almost five times the revenue growth rate, and post a modest profit for the year. Our team did a phenomenal job of delivering outstanding service, attracting new clients, reducing costs, and introducing important new tests. We believe we can continue to make progress in each of these important areas in 2013.”

Mr. VanOort continued, “We are also proud of our 4th quarter results. We continued to make substantial improvements in lab productivity and operating efficiency in the quarter and came very close to returning to quarterly profitability. Lab productivity increased by 15% and Adjusted EBITDA grew by 36% from last year’s fourth quarter. The improvements were also significant compared with Quarter 3, 2012 as we reduced our net loss by $800,000 with only a $700,000 increase in revenue.”

Mr. VanOort concluded, “We are particularly proud of the level of innovation and new test development that we are accomplishing. In 2012, we introduced 29 new molecular tests, most of which use bi-directional Sanger sequencing, and built our molecular test menu to be one of the most comprehensive in the lab industry. We also launched 10-color flow cytometry and became the first lab in the country to offer this exciting new service on both a global and tech-only basis. In addition, we vastly improved our immunohistochemistry offering with dozens of new antibodies and brought up a new digital imaging platform. We also continued to expand our comprehensive FISH menu with several new test offerings including a promising new test to aid in the diagnosis of Barrett’s Esophagus. We expect these new tests to drive substantial growth in 2013, and we expect that continued R&D investments will result in the commercialization of a number of new and innovative genetic tests.”

2013 Financial Outlook

The Company also issued preliminary guidance for the full year and fiscal first quarter of 2013 today. For the full year 2013, the Company expects revenue of $68 - $73 million and net income of $0.03 - $0.05 per share. For the fiscal first quarter, the Company expects revenue of $15.3 - $16.0 million and net income of $0.00 to $0.01 per share. This guidance is based on organic growth in the current business and is based on the assumption that there will be no material reimbursement changes during the balance of 2013. The Company reserves the right to adjust this guidance at any time based on the ongoing execution of its business plan. Current and prospective investors are encouraged to perform their own due diligence before buying or selling any of the Company’s securities, and are reminded that the foregoing estimates should not be construed as a guarantee of future performance.

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, other extraordinary or non-recurring charges, such as the costs related to moving our California facility and non-cash stock-based compensation expenses. See table for a reconciliation to net income.

Conference Call

The Company has scheduled a web-cast and conference call to discuss their Q4 and full year 2012 results on February 14, 2013 at 11:00 AM EST. Interested investors should dial (800) 374-1317 (domestic) and (404) 665-9940 (international) at least five minutes prior to the call and ask for Conference ID 97486925. An archive of the conference call will be available at https://us.reg.meeting-stream.com/neogenomicsinc_021413/ for a period of one year from the date of the conference call. The web-cast may be accessed on the homepage of our website at http://www.neogenomics.com or https://us.reg.meeting-stream.com/neogenomicsinc_021413/.

About NeoGenomics, Inc.

NeoGenomics, Inc. is a high-complexity CLIA–certified clinical laboratory that specializes in cancer genetics testing, the fastest growing segment of the laboratory industry. The company’s testing services include cytogenetics, fluorescence in-situ hybridization (FISH), flow cytometry, immunohistochemistry, anatomic pathology and molecular genetic testing. Headquartered in Fort Myers, FL, NeoGenomics has labs in Nashville, TN, Irvine, CA, Tampa, FL and Fort Myers, FL. NeoGenomics services the needs of pathologists, oncologists, other clinicians and hospitals throughout the United States. For additional information about NeoGenomics, visit http://www.neogenomics.com.

Interested parties can also access investor relations material from Hawk Associates at http://www.hawkassociates.com or neogenomics@hawk.com and from Zack’s Investment Research at http://www.zacks.com or scr@zacks.com.

Forward Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements. These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements, Actual results could differ materially from such statements expressed or implied herein. Factors that might cause such a difference include, among others, the company’s ability to continue gaining new customers, offer new types of tests, and otherwise implement its business plan. As a result, this press release should be read in conjunction with the company’s periodic filings with the SEC.

For further information, please contact:

NeoGenomics, Inc.	Hawk Associates, Inc.
Steven C. Jones	Ms. Julie Marshall
Director of Investor Relations	(305) 451-1888
(239) 325-2001	neogenomics@hawkassociates.com
sjones@neogenomics.com

NeoGenomics, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	December 31, 2012	December 31, 2011
ASSETS

Cash, cash equivalents	$1,868	$2,628

Restricted Cash	—	500

Accounts Receivable (net of allowance for doubtful accounts of $3,002 and $2,150, respectively)	14,034	7,894

Other Current Assets	2,679	2,156

TOTAL CURRENT ASSETS	18,581	13,178

PROPERTY AND EQUIPMENT (net of accumulated depreciation of $10,289 and $6,653, respectively)	8,607	6,642

INTANGIBLE ASSETS (net of accumulated amortization of $182 and $-, respectively)	2,800	—

OTHER ASSETS	83	129

TOTAL	$30,071	$19,949

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES	$17,758	$11,444

LONG TERM LIABILITIES	3,097	2,608

TOTAL LIABILITIES	20,855	14,052

STOCKHOLDERS’ EQUITY	9,216	5,897

TOTAL	$30,071	$19,949

NeoGenomics, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	For the Three-Months Ended December 31,		For the Twelve-Months Ended December 31,
	2012	2011	2012	2011

NET REVENUE	$14,893	$12,893	$59,867	$43,484

COST OF REVENUE	8,460	7,060	33,031	24,056

GROSS PROFIT	6,433	5,833	26,836	19,428

OPERATING EXPENSES
General and administrative	4,097	3,530	15,843	12,331
Research and development	448	128	2,281	543
Sales and marketing	1,692	1,800	7,501	6,963

Total operating expenses	6,237	5,458	25,625	19,837

INCOME (LOSS) FROM OPERATIONS	196	375	1,211	(409)

INTEREST AND OTHER INCOME (EXPENSE) - NET	(309)	(223)	(1,146)	(768)

NET INCOME (LOSS) BEFORE TAXES	(113)	152	65	(1,177)

INCOME TAXES	—	—	—	—

NET INCOME (LOSS)	$(113)	$152	$65	$(1,177)

NET INCOME (LOSS) PER SHARE
- Basic	$(0.00)	$0.00	$0.00	$(0.03)

- Diluted	$(0.00)	$0.00	$0.00	$(0.03)

WEIGHTED AVG NUMBER OF SHARES OUTSTANDING
- Basic	45,273	43,104	45,027	42,758

- Diluted	45,273	45,270	48,715	42,758

NeoGenomics, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	For the Year Ended December 31, 2012	For the Year Ended December 31, 2011

NET CASH (USED) IN OPERATING ACTIVITIES	$(492)	$69

NET CASH (USED) IN INVESTING ACTIVITIES	(3,652)	(897)

NET CASH PROVIDED BY FINANCING ACTIVITIES	3,384	2,359

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(760)	1,531

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,628	1,097

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,868	$2,628

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Interest paid	$1,108	$735

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Purchase of licenses	$1,945	$0

Equipment leased under capital lease and equipment loans	$2,782	$2,950

NeoGenomics, Inc.

RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP EBITDA AND ADJUSTED

EBITDA

(Unaudited, in thousands)

	For the Three-Months Ended December 31,		For the Years Ended December 31,
	2012	2011	2012	2011

Net income (loss) (Per GAAP)	$(113)	$152	$65	$(1,177)

Adjustments to Net Loss:
Interest expense (income), net	309	223	1,146	768
Amortization of intangibles	56	—	182	—
Depreciation	1,088	601	3,637	2,086

EBITDA	1,340	976	5,030	1,677

Further Adjustments to EBITDA:
Other non-recurring items	—	—	170	—
Non-cash stock-based compensation	99	79	798	457

Adjusted EBITDA (non-GAAP)	$1,439	$1,055	$5,998	$2,134

Non - GAAP Adjusted EBITDA Definition

“Adjusted EBITDA” is defined by NeoGenomics as net income (loss) from continuing operations before (i) interest expense, (ii) tax expense and therapeutic discovery tax grants, (iii) depreciation and amortization expense, (iv) non-cash stock-based compensation and warrant amortization expense and (v) other extraordinary or non-recurring charges, such as the costs related to moving our California facility. NeoGenomics believes that Adjusted EBITDA provides a more consistent measurement of operating performance and trends across reporting periods by excluding these cash and non-cash items of expense not directly related to ongoing operations from income. Adjusted EBITDA also assists investors in performing analysis that is consistent with financial models developed by research analysts.

Adjusted EBITDA as defined by NeoGenomics is not a measurement under GAAP and may differ from non-GAAP measures used by other companies. There are limitations inherent in non-GAAP financial measures such as Adjusted EBITDA because they exclude a variety of charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of NeoGenomics recorded costs against its net revenue. Accordingly, investors should consider non-GAAP results together with GAAP results in analyzing NeoGenomics financial performance.

NeoGenomics, Inc.

Supplemental Information on Customer Requisitions Received and Tests Performed

(Unaudited, in thousands, except test and requisition data)

	For the Three-Months Ended December 31, 2012	For the Three-Months Ended December 31, 2011	% Inc (Dec)	For the Year Ended December 31, 2012	For the Nine-Months Ended December 31, 2011	% Inc (Dec)

Requisitions Rec’d (cases)	19,971	14,240	40.2%	73,773	49,235	49.8%
Number of Tests Performed	30,513	22,557	35.3%	114,606	76,288	50.2%
Avg. # of Tests / Requisition	1.53	1.58	(3.5%)	1.55	1.55	0.3%

Total Testing Revenue	$14,893	$12,893	15.5%	$59,867	$43,484	37.7%
Avg Revenue/Requisition	$745.74	$905.43	(17.6)%	$811.50	$883.20	(8.1)%
Avg Revenue/Test	$488.09	$571.59	(14.6)%	$522.37	$570.00	(8.4)%